EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended March 31, 2015.

Financial Highlights Q3, 2014-15

●	Revenues increased to PKR 702 million compared to PKR 341 million in corresponding quarter of last fiscal year

●	Company posted a net loss of PKR 62 million compared to a loss of 274 million last year

Revenues for the quarter ended March 31, 2015 increased to PKR. 702 million compared with PKR 341 million in same quarter of last year. The increase in current quarter’s revenues is primarily due to increase in customization and enhancement requests from the existing customers for our legacy system. Company has also recorded license and services revenue of more than PKR 220 million against the implementation of NFS Ascent at a customer site in Indonesia. This is in addition to the PKR 80 million revenue recognized from the same project during the last fiscal quarter. Gross profit of the company was PKR 131 million compared to a loss of PKR 116 million in the comparative quarter of last fiscal year. The company posted a net loss of PKR 62 million or a loss of PKR 0.70 per diluted share in comparison of a net loss of PKR 274 million or PKR 3.07 per diluted share in the same quarter of fiscal 2014. Adjusted EBITDA profit was PKR 1.71 per share in the current quarter compared to an EBITDA loss of PKR 1.18 in the same period of last fiscal year.